Exhibit 5.20

May 23, 2012

CHS/Community Health Systems, Inc.

4000 Meridian Blvd.

Franklin, Tennessee 37067

Attention: General Counsel

RE:	Oak Hill Hospital Corporation

Ladies and Gentlemen:

We have acted as special West Virginia counsel to Oak Hill Hospital Corporation, a West Virginia corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee (the “Guarantee”), along with the other guarantors under the Indenture (as defined below), of debt securities of CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”), which securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Notes”). The Notes are to be issued by the Company, and the Guarantee is to be made by the Guarantor, pursuant to a Registration Statement on Form S-3ASR (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about May 23, 2012. The Notes and the Guarantees will be issued pursuant to an indenture, a form of which is filed with the Registration Statement (the “Indenture”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) Registration Statement;

(b) the prospectus contained in the Registration Statement (the “Prospectus”);

(c) Indenture;

(d) Resolutions of the Board of Directors of the Guarantor authorizing the Guarantees by the Company of the obligations of the Guarantor under the Notes and the Indenture;

CHS/Community Health Systems, Inc.

May 23, 2012

(e) Articles of Incorporation of the Guarantor certified by the Secretary of State of the State of West Virginia as of the 31st day of October 2011;

(f) Certificate of Existence dated January 30, 2012, issued by the Secretary of State of the State of West Virginia, attesting to the corporate status of the Guarantor; and

(g) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (1) certificates of the Guarantor or authorized representatives thereof, (2) representations of the Guarantor set forth in the Indenture, and (3) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of all of the individuals signing the certificates and other documents we have reviewed are genuine and such individuals are authorized to sign such certificates and other documents, except that we make no assumption regarding the authority of individuals signing on behalf of the Guarantor.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate; and all documents submitted to us as copies conform to authentic original documents.

(d) No Amendment. We have assumed that there is no oral or written agreement, understanding, course of dealing or usage of trade that amends any term of the Indenture or any waiver of any such term; and that there has been no mutual mistake of fact or fraud, misrepresentation, duress, undue influence or similar inequitable conduct.

(e) Independent Investigation. We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion, and, by accepting this opinion, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us. We also do not express any opinion as to compliance with state securities or “Blue Sky” laws or as to compliance with the antifraud provisions of the federal or state securities laws.

CHS/Community Health Systems, Inc.

May 23, 2012

Our Opinions

Based on and subject to the foregoing and the other qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

(a) Organizational Status. Based solely upon the West Virginia Certificate of Authority, the Guarantor is a validly existing corporation under the laws of the State of West Virginia.

(b) Power and Authority; Authorization. The Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Indenture and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

Qualifications and Limitations

(a) We advise you that we represent the Guarantor in the State of West Virginia only in connection with our review of the Indenture. There may be many matters of legal or factual nature concerning the Guarantor with respect to which we have not been consulted and concerning which we have no knowledge.

(b) The opinions set forth above are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith, fair dealing and judicial discretion, and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

(c) We are admitted to practice only in the State of West Virginia. Our opinions are limited to the laws of the State of West Virginia and its political subdivisions and the laws of the United States of America, and we express no opinion as to matters under or involving the laws of any other law or governmental authority.

(d) Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable (including, without limitation, the UCC and the conflicts-of-law principles of the State of West Virginia).

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.20 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of

CHS/Community Health Systems, Inc.

May 23, 2012

counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Kirkland & Ellis LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by West Virginia law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Steptoe & Johnson PLLC

STEPTOE & JOHNSON PLLC